UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MICREL, INCORPORATED

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

N/A

(2)	Aggregate number of securities to which transaction applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of transaction:

N/A

(5)	Total fee paid:

N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

N/A

(2)	Form, Schedule or Registration Statement No.:

N/A

(3)	Filing Party:

N/A

(4)	Date Filed:

N/A

The following is the text of a press release issued by Micrel, Incorporated on May 15, 2008:

Investor Contact:	Media Contacts:
Richard Crowley	Paul Kranhold/Andrew Cole/Diane Henry
Micrel, Incorporated	Sard Verbinnen & Co
(408) 944-0800	(415) 618-8750
Or
Amy Bilbija
MacKenzie Partners, Inc
(650) 798-5206

All Four Independent Proxy Voting Advisory Firms Recommend Against

Obrem Proposals to Take Over Company at May 20 Special Meeting

Proxy Governance Most Recent to Recommend Micrel Shareholders Vote

Against All Obrem Proposals

San Jose, CA, May 15, 2008 — Micrel, Incorporated (Nasdaq:MCRL) today reported that Proxy Governance, Inc., an independent proxy voting advisory firm, recommends that shareholders vote against all the proposals made by Obrem Capital Management (“OCM”) at the May 20, 2008 Special Meeting of Micrel shareholders. In referring to OCM’s proposals and nominees, Proxy Governance stated in its report: “This proxy challenge may single-handedly redefine the term “ill-advised.””

Proxy Governance joins the other independent proxy voting advisory firms, Glass Lewis & Co, RiskMetrics and Egan-Jones, in recommending that shareholders vote against OCM’s proposals to take over Micrel’s Board of Directors. Proxy Governance, Glass Lewis and Egan-Jones all recommend shareholders use the WHITE proxy card mailed to them by Micrel to place their votes and that shareholders should not vote the gold proxy card provided by OCM.

In its report, Proxy Governance also stated:

•

“For a company with a non-zero probability of continuing on a stand-alone basis, the dissident slate is underwhelming: two former industry executives with sales and distribution experience, four investment analysts or managers, and no one with operational experience in the company’s primary business of semiconductor R&D, design and manufacturing. Four of the nominees have no prior public board experience, making the remaining two nominees – each, according to the dissident proxy, with one public board directorship under his belt – comparatively awash with experience.”

•

“Shareholders, understandably, may feel they’ve been offered no choice at all: electing a new board so heavily committed to a sale, led by a core group of newly-minted investment managers so unprepared for other possible outcomes, may be the surest recipe for a fire sale of the company.”

•

“In adopting the pill, we believe the board acted to protect shareholder interests from what it perceived to be a specific threat. Because the defensive measure has a limited duration and will not preclude a negotiated strategic transaction, we are unconvinced the proposal to repeal the rights plan is in the best interests of shareholders.”

Commenting on the Proxy Governance report, the Company said, “We appreciate Proxy Governance’s full support of our position on OCM’s attempt to take over Micrel and force a sale of the company during the most challenging market conditions the industry has seen in years. It echoes support we are hearing from large shareholders. We look forward to the May 20th vote so we can focus 100% on the business and creating value for all shareholders.”

About Micrel, Incorporated

Micrel, Incorporated is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets. The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, California with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide. Web: http://www.micrel.com.

# # #